Exhibit 4.18.2

FIRST SUPPLEMENTAL INDENTURE dated as of January 11, 2018

among

MOLSON COORS BREWING COMPANY,

THE GUARANTOR NAMED HEREIN

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

Senior Floating Rate Notes due 2019

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 11, 2018 and effective as of January 1, 2018, among Molson Coors Brewing Company, a Delaware corporation (the “Company”), the Guarantor party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of March 15, 2017 (the “Indenture”), relating to the Company’s Senior Floating Rate Notes due 2019 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Subsidiaries to provide Guarantees in certain circumstances, and, pursuant to Section 4.07 of the Indenture, to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B to the Indenture;
WHEREAS, pursuant to Section 9.01(i) of the Indenture, the Company may amend or supplement the Indenture without the consent of any Noteholder to add Guarantors with respect to the applicable series of Notes;
WHEREAS, pursuant to Section 9.04, the Trustee is entitled to receive and rely on an Officer’s Certificate and an Opinion of Counsel stating that the execution of any amendment or supplement is authorized or permitted by the Indenture, together with an opinion that such amendment or supplement is a legal, valid and binding obligation of the Company and the Guarantors and is enforceable against them in accordance with its terms;
WHEREAS, Section 10.09 of the Original Indenture provides that a Guarantor shall automatically be deemed released from all its obligations under its Note Guaranty, if at any time when no Default has occurred and is continuing with respect to any series of Notes, such Guarantor no longer guarantees (or which guarantee is being simultaneously released or will be immediately released after the release of the Guarantor) the Debt of the Company under (i) the Company’s then-existing primary credit facility; (ii) the Existing Notes; or (iii) any Additional Debt;
WHEREAS, each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has been released as a guarantor under certain Subsidiary Guarantee Agreement, dated as of July 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time) in connection with the Company’s revolving credit facility, and shall automatically be deemed released from all obligations under its Note Guaranty, together with the concurrent automatic release under the Supplemental Indenture herein;

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WHEREAS, the last paragraph of Section 10.09 of the Indenture provides that upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect of 10.09 (a), (b) or (c), the Trustee will execute documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Note Guaranty;
WHEREAS, the Company has requested the Trustee to join the Company in execution of the Supplemental Indenture, and the Company has delivered to the Trustee the documents required under the Indenture in connection therewith;
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.    The Trustee hereby acknowledges that the Note Guaranty of each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has been automatically released on the date hereof and that each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has no further obligations under the Indenture, the Notes or the Note Guaranty and is no longer a Guarantor.
Section 3.     Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 4.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.    This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 6.    This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 7.    The Trustee is not responsible for the sufficiency or validity of this Supplemental Indenture nor for the recitals herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MOLSON COORS BREWING COMPANY, as Issuer
By:	/s/ E. Lee Reichert
Name: E. Lee Reichert
Title: Deputy Chief Legal Officer and Secretary

MILLERCOORS USA LLC, as a Guarantor
By:	/s/ E. Lee Reichert
Name: E. Lee Reichert
Title: Assistant Secretary

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to First Supplemental Indenture]